Exhibit 97

CONAGRA BRANDS, INC.

Mandatory Compensation Clawback Policy

This Mandatory Compensation Clawback Policy (this “Policy”) of Conagra Brands, Inc. (the “Company”) has been adopted by the Company’s Board of Directors (“Board”) and was originally effective as of October 2, 2023 (the “Effective Date”).  For purposes of this Policy, the Human Resources Committee of the Board is referred to as the “HR Committee.”  This Policy has been adopted to address final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”) and final listing standards adopted by the New York Stock Exchange (the “NYSE”) and any other related applicable SEC or NYSE guidance or interpretations issued from time to time (the “Final Requirements”) to empower the Company to recover Covered Compensation erroneously awarded to a Section 16 Officer in the event of an Accounting Restatement. Notwithstanding anything in this Policy to the contrary, this Policy is at all times subject to interpretation and operation in accordance with the Final Requirements.  Questions regarding this Policy should be directed to the Company’s General Counsel (or such officer’s successor(s)).  Capitalized terms not previously or otherwise defined have the meanings set forth in Section 2 of this Policy.

1.	Mandatory NYSE Clawback Provisions.

A.	Scope. This Policy applies to the Section 16 Officers.

B.	NYSE Clawback Provisions for Section 16 Officers. Unless a Clawback Exception applies, the Company will recover, reasonably promptly, from each Section 16 Officer the Covered Compensation that was Received by such Section 16 Officer in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”). If a Clawback Exception applies with respect to a Section 16 Officer, the Company may forgo such recovery under Section 1 of this Policy from such Section 16 Officer.

C.	Prohibitions. The Company is prohibited from paying the costs of or reimbursing for insurance for, or indemnifying, any Section 16 Officer against the loss of erroneously awarded Covered Compensation.

D.	Disclosure Requirements. This Policy, and any recovery of Covered Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations.

2.	Other Key Definitions. For purposes of this Policy, the following additional terms have the following meanings:

A.	“Clawback Exception” applies): (i) the direct expense paid to a third party to assist in enforcing Section 1 of this Policy would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from the applicable Section 16 Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the NYSE); (ii) recovery would violate home country law that was adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and provided such opinion to the NYSE); or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder. For purposes of clarification, for subsection (iii) of this definition, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

B.	“Covered Compensation” means the amount of Incentive-Based Compensation that was Received during the applicable Recovery Period that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts and computed without regard to any taxes paid. Incentive-Based Compensation Received by a Section 16 Officer will only qualify as Covered Compensation if: (i) it is Received on or after October 2, 2023; (ii) it is Received after such Section 16 Officer begins to serve as a Section 16 Officer; (iii) such Section 16 Officer served as a Section 16 Officer at any time during the performance period for such Incentive-Based Compensation; and (iv) it is Received while the Company has a class of securities listed on a national securities exchange or a national securities association. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Company will maintain and provide to the NYSE documentation of the determination of such reasonable estimate.

C.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, including any rules and regulations promulgated thereunder.

D.	“Financial Reporting Measure” means a measure that is determined and presented in

Approved by the Board of Directors

May 15, 2024

accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.

E.	“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For purposes of clarification, Incentive-Based Compensation includes compensation that is in any plan, other than tax-qualified retirement plans, including long term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

F.	Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

G.	“Recovery Period” means the three completed fiscal years immediately preceding the Trigger Date and, if applicable, any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).

H.	“Section 16 Officer” means any current or former “Section 16 officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act, as determined by the Board or the HRC Committee. Section 16 Officers include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.

I.	“Trigger Date” (as of which the Company is required to prepare an Accounting Restatement) means the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare the Accounting Restatement.

3.	Administration and Interpretation; Offset; Acknowledgment and Consent.
A.	Administration and Interpretation. The Board or the HR Committee will administer this Policy in accordance with the Final Requirements, and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the

Approved by the Board of Directors

May 15, 2024

Policy, subject to the Final Requirements.

B.	Offset Only in Compliance with Section 409A. The Board or the HR Committee will have the authority to offset any compensation or benefit amounts that becomes due to the applicable Section 16 Officer to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recover any compensation under this Policy.

C.	Acknowledgment and Consent. Each Section 16 Officer, upon being so designated or assuming such position, is required to execute and deliver to the Company’s General Counsel (or such officer’s successor(s)) an acknowledgment of and consent to this Policy, in a form reasonably acceptable to and provided by the Company from time to time: (i) acknowledging and consenting to be bound by the terms of this Policy; (ii) agreeing to fully cooperate with the Company in connection with any of such Section 16 Officer’s obligations to the Company pursuant to this Policy; (iii) agreeing that the Company may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy; and (iv) acknowledging and agreeing that such Section 16 Officer has reviewed the Policy carefully and has had a chance to consult an attorney (or any other professionals whose advice he or she values regarding this Policy, such as an accountant or financial advisor) before executing such acknowledgment of and consent to this Policy.

4.	No Duplication of Recovery; Relationship of Policy to Prior Clawback Policy; Primacy of Mandatory Compensation Clawback Policy.

A.	No Duplication of Recovery. To the extent that recovery of Covered Compensation is achieved under this Policy (or otherwise under applicable listing standards of the NYSE, Section 10D of the Exchange Act, Rule 10D-1 under the Exchange Act, and the Final Requirements), then there shall be no duplication of recovery under the Company’s Supplemental Compensation Clawback Policy. Also, to the extent that recovery of compensation or other amounts is achieved under 15 U.S.C. Section 7243 (Section 304 of the Sarbanes-Oxley Act of 2002), then there shall be no duplication of recovery under the Company’s Supplemental Compensation Clawback Policy.

B.	Relationship of This Policy to Prior Clawback Policy. This Policy represents an amendment, restatement, and continuation of the Company’s Compensation Clawback Policy first effective on October 2, 2023 (the “Prior Clawback Policy”). This Policy continues, uninterrupted, but as modified hereby, the Prior Clawback Policy.

C.	Primacy of this Policy. For purposes of clarification, to the extent any Section 16 Officers and any of their compensation or other amounts or are covered by or subject to this Policy’s terms, the Company’s Supplemental Compensation Clawback Policy will operate only after, and as a supplement to (as opposed to superseding and/or replacing), this Policy.

Approved by the Board of Directors

May 15, 2024